UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2011

Park Sterling Corporation
(Exact name of registrant as specified in its charter)

North Carolina	001-35032	27-4107242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1043 E. Morehead Street, Suite 201, Charlotte, NC	28204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 716-2134

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2011, Park Sterling Corporation (the “Registrant”) announced the employment of Susan D. Sabo as Senior Vice President and Chief Accounting Officer. Effective April 11, 2011, Ms. Sabo will serve as the Registrant’s principal accounting officer. Prior to the employment of Ms. Sabo, Stephen A. Arnall, Treasurer of the Registrant, had served as the Registrant’s principal accounting officer since the public offering of Park Sterling Bank in August 2010. Mr. Arnall will continue to serve as Treasurer of the Registrant.

Ms. Sabo, 34, was previously employed in the Corporate Controller’s Division of Wells Fargo & Company as Manager of Bank and Subsidiary Accounting from September 2009 to April 2011. From July 2007 to September 2009, Ms. Sabo served as Manager of Reporting and Analysis in the Corporate Controller’s Division of Wells Fargo & Company or its predecessor, Wachovia Corporation. Prior to that, she was Vice President and Controller of QNB Corp., the bank holding company for QNB Bank (formerly Quakertown National Bank), from August 2004 to June 2007. Ms. Sabo was employed as an auditor and Audit Manager with ParenteBeard LLC (formerly Beard Miller Company LLP), a CPA and business advisory firm, from 1998 to 2004.

Ms. Sabo received a signing bonus of $14,200 and will receive salary of $152,500 per year. She is eligible to participate in the Registrant’s standard employee benefit plans, including health, dental, vision, life and disability insurance, in addition to the Registrant’s 401(k) plan. On April 11, 2011, Ms. Sabo was granted incentive stock options to purchase 7,500 shares of the Registrant’s common stock at an exercise price of $4.86 per share under the Registrant’s 2010 Long-Term Incentive Plan. The options vest in three equal annual installments beginning April 11, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2011

PARK STERLING CORPORATION

By: /s/ David L. Gaines
David L. Gaines
Chief Financial Officer

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